AGREEMENT

     THIS AGREEMENT is made and entered into as of this 29th day of October, 1997 by and between Stanton J. Bluestone ("Bluestone"),
Carson Pirie Scott & Co., an Illinois corporation ("CPS"), and
Proffitt's, Inc. a Tennessee corporation (the "Company").

                           WITNESSETH:

     WHEREAS, CPS and Bluestone are parties to that certain
Employment Agreement dated as of March 25, 1996, pursuant to which Bluestone has agreed to perform certain duties for the benefit of CPS; and

     WHEREAS, CPS and the Company are contemplating a transaction
(the "Pr Transaction7) pursuant to which the Company would acquire control of CPS; and

     WHEREAS, in connection with the Proposed Transaction, it is the desire of CPS and Bluestone that Bluestone continue as an employee of CPS pursuant to the terms and conditions set forth in the Employment Agreement attached hereto (the "Revised Employment Agreement"); and

     WHEREAS, in the event the Proposed Transaction is consummated prior to April 15, 1998, CPS, the Company and Bluestone shall execute and deliver the Revised Employment Agreement, and in the event the Proposed Transaction is not consummated prior to such date, this Agreement shall be null and void and of no effect, except as otherwise provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. Revised Employment Agreement. In the event the Proposed Transaction is consummated on or before April 15, 1998, CPS, the Company and Bluestone shall execute and deliver at the closing of the Proposed Transaction (the "Closing") the Revised Employment Agreement.

     2. Effectiveness of Agreement. In the event the Closing does not occur on or prior to April 15, 1998, this Agreement, and the obligations and rights hereunder, shall be null and void and of no effect, except as otherwise provided herein.

     3. Expense Reimbursement. CPS shall promptly upon request of Bluestone reimburse Bluestone for all reasonable expenses (including reasonable accountants', attorneys' and advisors' fees) incurred in connection with the preparation and negotiation of this Agreement and the Revised Employment Agreement. Notwithstanding the provisions of Section 2, above, this Section 3 shall survive the termination hereof.

     4.   Miscellaneous.

          a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Wisconsin.

          b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed on original but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

                                   COMPANY:

                                   PROFFITT'S, INC.

                                   By:
___________________________________
                                                                  (Title)

                                   CPS:

                                   CARSON PIRIE SCOTT & CO.

                                   By:
___________________________________

(Title)

                                   _________________________________
                                   Stanton J. Bluestone




                       EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made and entered into this _____ day of ____________, 1998, by and between Carson Pirie Scott & Co., an Illinois corporation (the "Company"), Stanton J. Bluestone
("Executive") and Proffitt's, Inc., a Tennessee corporation
("Proffitt's).

                           WITNESSETH:

     WHEREAS, Executive has been employed by the Company, pursuant to that certain Employment Agreement dated as of March 25, 1996 between the Company and Executive (the "Previous Employment
Agreement"); and

     WHEREAS, Proffitt's has acquired a controlling interest in the Company and desires to continue to employ Executive, and Executive desires to continue to be employed by the Company, in accordance with the terms and provisions herein contained; and

     WHEREAS, in connection with the transaction between the Company and Proffitt's and in consideration for Executive agreeing to remain as an employee of the Company, Proffitt's has agreed to guaranty the obligations of the Company hereunder; and

     WHEREAS, the parties hereto desire that this Agreement supersede and replace the Previous Employment Agreement in its entirety.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

     1.    Employment.

     (a) The Company hereby employs Executive, and Executive hereby accepts employment, on the terms and subject to the conditions contained herein.

     (b) Executive shall serve as the Chairman of the Company, Special Consultant to the Chief Executive Officer of the Company and as a Director of the Company and of Proffitt's, faithfully and to the best of his ability, under the direction of the Company's Board of Directors (the "Board of Directors") and, in such capacities, shall perform such duties and exercise such power and authority as may from time to time be delegated to him by the Board of Directors consistent with his status. The Company shall be operated as a subsidiary of Proffitt's. Executive shall perform his duties from his current office location or from a location no more than twenty-five (25) miles therefrom.

     (c) Excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full business time and attention and his best efforts to the performance of his duties hereunder; provided, that Executive may take reasonable amounts of time to serve on corporate, civic or charitable boards or committees or other similar activities.

     2.   Term.

     The term of the employment of Executive under this Agreement (the "Employment Term") shall commence as of the date hereof and shall continue, unless sooner terminated under Section 11 hereof, until January 29, 1999, unless extended by the written agreement of the parties.

     3.   Salary.

     (a) During the Employment Term and subject to Section 5 hereof, Executive shall be paid a salary at the rate equal to the sum of Eight Hundred Thousand Dollars ($800,000) per annum plus the greater of (i) Two Hundred Forty Thousand Dollars ($240,000) or
(ii) Executive's bonus paid to him for the fiscal year of the Company ending January 31, 1998 (the "Annual Base Salary"), payable in equal disbursements and in accordance with the Company's customary payroll practices in effect from time to time. Executive's Annual Base Salary shall not be reduced at any time during the Employment Term.

     4.   Bonus.

     (a) In addition to Annual Base Salary, Executive shall be eligible to receive, subject to the provisions of Section 5 hereof, for the period ending January 29, 1999, an annual bonus (the
"Annual Bonus") in an amount not to exceed sixty percent (60%) of Executive's Annual Base Salary in any such fiscal year.

     (b) A formula for determining Executive's Annual Bonus for each fiscal year shall be agreed upon for each fiscal year by Executive and the Company, and shall be based upon the results of the Company for such fiscal year as compared with the projected results therefor or such other criteria as may be agreed upon in writing by Executive and the Company. Such formula shall be substantially similar to the formula most recently used by the Company to determine Executive's Annual Bonus.

     (c) The Annual Bonus, if and to the extent earned in accordance with the formula provided for in Section 4(b) hereof, shall be paid to Executive within ninety (90) days after the end of such fiscal year for which such Annual Bonus is awarded; provided, however, that in the event the audited consolidated financial statements of the Company have not been issued by the Company within such ninety (90) day period, such Annual Bonus shall be paid within ten (10) days after the issuance of such consolidated financial statements.

     5.   Election to Defer.

     At the request of Executive, the Company shall defer, for such period of time as Executive may request at the time of such deferral, the payment of all or any portion of any Annual Base Salary and Annual Bonus not yet earned by Executive under this Agreement; provided, however that in no event shall Executive defer the commencement of such payments beyond April 30, 1999. Each such deferred payment shall accrue simple interest (on the basis of 360-day year), from the date it would have been paid if no election had been made until the date of actual payment, at the rate of interest per annum reported in the Wall Street Journal, from time to time as the "Prime Rate" or at such other rate as may be agreed to by the Company and Executive (the "Interest Rate"). Any amount deferred pursuant to this Section 5, and interest thereon, shall be prepayable in whole or in part, without penalty, at any time at the option of the Company. The rights of Executive to the payment of the amounts pursuant to this Section 5 shall be no greater than the rights of an unsecured general creditor of the Company and may not be assigned, pledged or otherwise transferred by him during his lifetime to any person, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar proceeding. By written notice delivered to the Company, Executive may designate (or change a prior designation of) one or more beneficiaries (or his estate) to receive payment hereunder in the event of his death.

     6.   Employee Benefits and Options.

     (a) Executive shall be entitled to participate, at the highest participation level available to executives, including such participation levels as may be determined by seniority, in any and all life insurance, medical insurance and other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are made available by the Company to executives of the Company from time to time. The employee benefits provided to Executive hereunder shall not be materially less than the benefits provided to him while employed under the Previous Employment Agreement.

     (b) In addition, subject to Executive's satisfactory completion of any and all required physical examinations, during the Employment Term the Company shall pay the premium for and maintain in effect an unrated term life insurance policy on the life of Executive in an amount equal to $1,000,000, reduced by the amount of insurance coverage provided by the Company to Executive under any other plan, policy or arrangement. At Executive's option, Executive may elect to pay the excess of the cost of a rated term life insurance policy over an unrated term life insurance policy in order to obtain a rated term life insurance policy equal to the sum of insurance provided above from time to time. Executive shall be the owner of the life insurance policy described in this Section 6(b) and shall have sole authority to designate (or change a prior designation) one or more beneficiaries (or his estate) under such policy.

     (c) During the Employment Term, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company. Notwithstanding anything to the contrary contained in the Carson Pirie Scott & Co. 1993 Stock Incentive Plan (the "Equity Plan") or any document or agreement in connection therewith, all stock options or other securities granted to Executive under the Equity Plan prior to the date hereof shall vest on the date hereof.

     (d) As of the date of this Agreement ("Grant Date"), Proffitt's grants to Executive an option to purchase 60,000 shares of the common stock of Proffitt's (the "Option") under Proffitt's 1997 Stock-Based Incentive Plan. The exercise price of the Option shall be equal to the closing price of the Company's stock on the Grant Date or, if the Grant Date is not a business day, the price at the end of the first business day following the Grant Date. The Option shall be subject to all the terms and conditions of the 1997 Stock-Based Incentive Plan, except as otherwise provided herein. The Option shall be exercisable on or after the Grant Date to the extent of 20% of the shares covered thereby; exercisable to the extent of an additional 20% of the shares covered thereby on and after the first anniversary of the Grant Date; exercisable to the extent of an additional 20% of the shares covered thereby on and after the second anniversary of the Grant Date; exercisable to the extent of an additional 20% of the shares covered thereby on and after the third anniversary of the Grant Date; and exercisable to the extent of any remaining shares on and after the fourth anniversary of the Grant Date; provided, however, that the Option shall be 100% exercisable in the event that Executive terminates employment with Company.

     (e) Notwithstanding anything to the contrary contained in the Option or any options of Executive to acquire shares in the Company converted into options of Proffitt's, all such options shall be exercisable until one (1) year following the termination of Executive's employment hereunder or until one (1) year after he ceases to be a director of Proffitt's, whichever is later.

     7.   Transportation.

     In recognition of the fact that Executive shall be required to travel by automobile for the purpose of visiting the Company's various stores, examining potential sites for new stores and attending meetings and other activities in the performance of his duties hereunder, the Company shall provide Executive with a monthly allowance for a late model luxury class automobile, consistent with the allowance provided by the Company under the Previous Employment Agreement, which may be used at Executive's discretion.

     8.   Expense Reimbursement.

     The Company, upon the submission of proper written vouchers by Executive, shall reimburse Executive promptly for all reasonable and necessary expenses incurred by Executive incident to the performance of his duties hereunder, in accordance with such policies as may from time to time be established by the Board of Directors.

     9.   Vacation.

     During the Employment Term, Executive shall be entitled to four (4) weeks of paid vacation in each fiscal year of the Company. Executive may accumulate up to two (2) weeks of vacation in each fiscal year to be used at Executive's discretion at any time and from time to time during the Employment Term. Any vacation in excess of two (2) weeks which is not used by Executive in a fiscal year shall be forfeited. For purposes of determining Executive's accrued vacation for the purpose of Section 12 hereof only, Executive's vacation shall be deemed to accrue ratably on a monthly basis on the first day of each month in the Company's fiscal year.

     10.  Total Disability of Executive.

     For purposes of this Agreement, the term "Total Disability" shall mean the inability of Executive to perform Executive's duties with the Company on a full-time basis for one hundred eighty (180) consecutive days or an aggregate of two hundred ten (210) days in any consecutive twelve (12) month period, as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative, provided if the parties are unable to agree on a physician to make such determination, the parties shall request the Dean of the Medical College of Wisconsin to choose such physician.

     11.  Termination.

     (a) Notwithstanding anything to the contrary contained in this Agreement, the Company, by written notice to Executive, shall at all times have the right to terminate the employment of Executive hereunder for "Cause." A termination for Cause is a termination evidenced by a resolution adopted in good faith by a majority of the Board of Directors that Executive (i) willfully failed to substantially perform his duties under Section 1, above, (other than a failure resulting from Executive's incapacity due to physical or mental illness or injury), (ii) committed acts of fraud, embezzlement, theft or dishonesty, as determined by a final judgment or order of a court of competent jurisdiction, or (iii) committed acts which constitute a felony or misdemeanor as determined by a final judgment or order of a court of competent jurisdiction and which, in the reasonable opinion of the Board of Directors, involve moral turpitude and have caused material embarrassment to the Company; provided, however, that no termination of Executive's employment shall be for Cause as set forth in (i), above, until (a) Executive shall have had at least forty-five (45) days to cure any conduct or act alleged to provide Cause for termination after a written notice of demand has been delivered to Executive specifying in detail the manner in which Executive's conduct violates this Agreement, and (b) Executive shall have been provided an opportunity to be heard by the Board of Directors (with the assistance of Executive's counsel if Executive so desires). No act, or failure to act, on Executive's part, shall be considered "willful" unless he has acted or failed to act without reasonable belief that his action or failure to act was in the best interest of the Company. Any termination of Executive's employment by the Company other than pursuant to this Section 11(a) or Sections 11(b) or 11(c), below, shall be deemed to have been made "without Cause."

     (b) Notwithstanding anything to the contrary contained in this Agreement, the Company, by written notice to Executive, shall have the right to terminate the employment of Executive under this Agreement at any time in the event of Executive's Total Disability.

     (c) Executive's employment under this Agreement shall automatically terminate upon Executive's death.

     (d) Executive may voluntarily terminate his employment hereunder at any time for any reason.


     (e) Notice of Termination. Any termination by the Company or by Executive (other than by death of Executive) shall be communicated by Notice of Termination to the other in accordance with Section 22 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, and
(ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. For purposes of this Agreement, no purported termination of employment shall be effective without such Notice of Termination.

     12.  Payments Upon Termination.

     (a) If the employment of Executive hereunder shall be terminated for any reason, the Company shall make the following payments and take the following actions:

          (i) pay Executive within fifteen (15) days after the date of the termination of employment a lump sum in cash equal to the sum of the following:

               a) the product of Executive's Annual Base Salary multiplied by 3.0;

               b) the sum of the following (1) the product of thirty percent (30%) of the Annual Base Salary (the "Midpoint Bonus") multiplied by a fraction the numerator of which is the number of days Executive was employed by the Company during the fiscal year in which Executive's employment with the Company is terminated and the denominator of which is 365, except that the amount set forth in this subsection (1) shall not be paid if Executive is employed hereunder through January 29, 1999 and is paid a bonus pursuant to Section 4, above, provided however, that nothing contained herein shall affect Executive's right to receive the product of the Midpoint Bonus multiplied by 3.0 plus (2) the product of the Midpoint Bonus multiplied by 3.0;

          (ii) pay Executive within fifteen (15) days after the date of termination of employment a lump sum in cash equal to the sum of (A) any unvested amount in Executive's Post- 1990 Matched Contribution Account under the Carson Pirie Scott & Co. Savings Plan; and (B) the actuarial equivalent, determined as of the date of termination of employment, of any unvested accrued benefit under the Carson Pirie Scott & Co. Pension Plan (using actuarial assumptions no less favorable to Executive than the actuarial assumptions used for the determination of benefits in effect under such plan immediately prior to the date hereof,

          (iii) for 36 months after the date of termination of employment or such longer term as may be provided by the appropriate plan (the "Extended Benefits Period"), program, practice, or policy, continue benefits to Executive, and if applicable, to Executive's family, at the Company's expense, at least equal to those benefits which would have been provided to them in accordance with the Company's health and welfare plans, including, without limitation, accruals under the SERP, medical, dental, life insurance, long-term disability plans and automobile reimbursement plan pursuant to
     Section 7, above, as if Executive's employment had not been terminated;

          (iv) credit Executive with additional hours of benefit service under the Carson Pirie Scott & Co. Pension Plan equal to the least of (A) the greater of (1) 501 hours or (2) the maximum number of hours of benefit service attributable to severance pay as such Plan in effect on the date of termination of employment, (B) the maximum number of hours permitted by law, or (C) 3,000 hours;

          (v) notwithstanding any provision to the contrary in the SERP, the Equity Plan or any other benefit plan in which Executive participates, Executive's benefits under the SERP and any stock options or other securities or awards under the Equity Plan shall be and become fully vested as of the date of such termination;

          (vi) notwithstanding the provisions of the SERP, upon Executive's termination of employment hereunder, Executive shall have the option in his sole discretion to have the amounts due to him under the SERP paid out in a lump sum distribution or in accordance with the terms of the SERP. In addition, in the event Executive's employment hereunder is terminated as a result of his death, Executive's designated beneficiary shall receive the benefits under the SERP as if Executive had terminated his employment immediately prior to his death and had selected the payment option under the SERP most beneficial to his beneficiary; and

          (vii) the Company shall pay to Executive, within fifteen (15) days of his termination of employment, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

     If the payments provided for in this Section 12(a) are made promptly when due and without dispute by the Company (other than as a result of a good faith dispute by the Company), such payments shall be the sole and exclusive remedy available to Executive for the termination of his employment.

     (b) The payments set forth in Section 12(a), above, due upon Executive's termination of employment, shall be in consideration of two components: (i) Executive's foregoing his right to terminate his employment immediately after the effective time of the merger of Proffitt's and the Company, and (ii) Executive's entering into the non-competitive provisions in Section 14, below The payments shall also represent Executive's severance pay. Proffitt's Accounting Firm (as hereinafter defined) shall determine the valuation of each of these two components.

     (c) Except as otherwise provided herein, nothing in this Agreement shall affect the rights and obligations of Executive under any of the Company's employee benefit plans in effect from time to time, including but not limited to the SERP, and such rights and obligations shall be determined solely by reference to such employee benefit plan documents.

     (d)  Following the expiration of the Extended Benefits Period
(i) Executive and his spouse may elect to continue for the life of Executive and his spouse their coverage under the Company's health insurance plan in effect from time to time at their sole expense,
(ii) Executive shall have the right to purchase the car (if any) provided to him by the Company or its affiliated companies immediately preceding the termination of the Extended Benefits Period, at the book value thereof as of such date exercisable within thirty (30) days after the termination, and if such car is not purchased, Executive shall return the car to the Company, and
(iii) Executive may elect to continue the life insurance policy purchased pursuant to Section 6(b), above, and any disability policies purchased on behalf of Executive, at Executive's expense.

     (e) Notwithstanding anything else contained in this Section 12, the Company may defer payment of any amounts payable pursuant to this Section 12 until the day fifty (50) days after the first day of the first fiscal year that begins after the termination of Executive's employment hereunder, if and to the extent that the Company determines, based on a written opinion of its tax counsel, that such deferral will prevent such amounts from being nondeductible by the Company for federal income tax purposes. Any such deferred payment shall be paid with simple interest at the Interest Rate from the date it would otherwise have been payable pursuant to this Section 12 until the date it is actually paid.

     13.  Fringe Benefits.

     During the Employment Term, Executive shall be entitled to reimbursement of up to Fifteen Thousand Dollars ($15,000.00) per fiscal year, payable promptly by the Company upon submission of proper evidence of payment by Executive to cover expenses for such things as country club dues and assessments, social club dues, travel expenses incurred by Executive's spouse while accompanying Executive on Company business, where appropriate, and such other similar expenses as may from time to time be incurred by Executive.

     14.  Restrictive Covenants and Confidentiality.

     (a) As a condition to the performance by the Company of its obligations hereunder, Executive shall not, without the prior written approval of the Board of Directors, until the first anniversary of the termination of his employment hereunder directly or indirectly through any other person, firm, corporation, or other entity solicit, raid, entice or induce any person who on the date of termination of employment of Executive is, or within the last six (6) months of Executive's employment by the Company was, an employee of the Company or any of its subsidiaries, to become employed by any person, firm, corporation, or other entity other than the Company or any of its subsidiaries, and Executive shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person.

     (b) Recognizing that the knowledge, information and relationship with customers, suppliers and agents, and the knowledge of the Company's, Proffitts and their respective subsidiaries' business methods, systems, plans and policies which Executive shall hereafter establish, receive or obtain as an employee of the Company, Proffitt's or any such subsidiary, are valuable and unique assets of the businesses of the Company, Proffitt's and their respective subsidiaries, Executive agrees that, during and after the term of his employment hereunder, he shall not (otherwise than pursuant to his duties hereunder) disclose, without the prior written approval of the Board of Directors of the Company, any such knowledge or information pertaining to the Company, Proffitt's or any of their respective subsidiaries, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Section 14(b) shall not apply to information which is or shall become generally known to the public or the trade (except by reason of Executive's breach of his obligations hereunder), information which is or shall become available in trade or other publications, information known to Executive prior to entering the employ of the Company, and information which Executive is required to disclose by law or an order of a court of competent jurisdiction. If Executive is required by law or a court order to disclose such information, he shall notify the Company of such requirement and provide the Company an opportunity (if the Company so elects) to contest such law or court order.

     (c) As a condition to the performance by the Company of its obligations hereunder, Executive shall not, without the prior written approval of the Board of Directors, which approval shall not be unreasonably withheld, in light of all competitive factors, until the fifth (5th) anniversary of the termination of this employment hereunder directly or indirectly through any other person, firm, corporation, or other entity, become employed by or render advisory or other services to or for any person, firm, corporation, or other entity, or in connection with any business enterprise, that is, directly or indirectly, engaged in the operation of retail department stores within a seventy-five (75) mile radius of any retail department store operated by the Company, CPS or any of their respective subsidiaries.

     15.  Injunction.

     It is recognized and hereby acknowledged by the parties hereto that a breach or violation by Executive of any of the covenants or agreements contained in Section 14 of this Agreement may cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. Therefore, Executive recognizes and hereby agrees that the Company shall be entitled to an injunction from any court of competent jurisdiction, upon proper showing by the Company that such grounds for injunctive relief exists, enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in Section 14 of this Agreement by Executive and/or his employees, associates, partners or agents, or entities controlled by one or more of them, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Company may possess. Nothing contained in this Section 15 shall be construed to prevent the Company from seeking and recovering from Executive damages sustained by it as a result of any breach or violation by Executive of any of the covenants or agreements contained in this Agreement

     16.  Director.

     As of the date of this Agreement, Proffitt's shall cause Executive to be elected to Proffitt's Board of Directors for the class of 1998, and to serve until the next regularly scheduled annual meeting of Proffitt's or until his successor has been duly elected or appointed and qualified or until his earlier death. Proffitt's shall also cause its Board to renominate Executive for the class of 2001 and shall endorse Executive for election. In the event that executive terminates his employment prior to January 29, 1999, he shall also submit his resignation from Proffitt's Board of Directors. Proffitt's shall at all times while Executive is employed hereunder or during the period Executive serves on the Proffitt's Board of Directors, take all such steps as may be necessary to permit Executive to serve on the Company's Board of Directors.

     17.  Attorney's Fees.

     If any cause of action is brought before any court to enforce any provision of this Agreement, the Company shall reimburse
Executive for reasonable costs incurred (including reasonable attorney's fees) by Executive.

     18.  Deductions and Withholding.

     Executive acknowledges and agrees that the Company shall be entitled to withhold from his compensation hereunder, including Annual Base Salary, Annual Bonus and payments pursuant to any retirement plans, and any additional compensation payable hereunder, all federal, state, local or other taxes which the Company determines are required to be withheld on amounts payable to Executive pursuant to this Agreement or otherwise. Executive further agrees to indemnify the Company and hold it harmless from and against any and all taxes and interest with respect thereto arising out of or based upon the Company's failure to so deduct and withhold pursuant to any present or future law, regulation or ordinance of the United States of America or any state, city or municipality therein.

     19.  No Delegation.

     Executive shall not delegate his employment obligations under this agreement to any other person.

     20.  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of Wisconsin.

     21.  Entire Agreement.

     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter, including, without limitation, the Previous Employment Agreement. This Agreement may not be modified in any manner, except by a written instrument signed by both the Company and Executive.

     22.  Notices.

     Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or facsimile transmission or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

     If to the Company:       ________________________________
                         ________________________________
                         ________________________________

     If to Proffitt's:             Proffitt's, Inc.
                         750 Lakeshore Parkway
                         Birmingham, AL 35211
                         Attn:  General Counsel

     If to Executive:         Stanton J. Bluestone
                         4724 North Wilshire
                         Whitefish Bay, WI 53211

     with a copy to:          Stephen L. Chernof
                         Godfrey & Kahn, S.C.
                         780 North Water Street
                         Milwaukee, Wisconsin 53202

or to such other addresses as either party hereto may from time to time specify to the other.

     23.  Benefit; Binding Effect.


     This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

     24.  Severability.

     The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

     25.  No Mitigation.

     Following the termination of Executive's employment hereunder, Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under Section 12.

     26.  Excise Tax Payments.

     (a) Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment or distribution to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any interest and penalties, are collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) A determination shall be made as to whether and when a Gross-Up Payment is required pursuant to this Section 26 and the amount of such Gross-Up Payment, such determination to be made within fifteen (15) business days of the date of Executive's termination of employment, or such other time as requested by the Company or by Executive. Such determination shall be made by Proffitt's national independent accounting firm (the "Accounting Finn"). All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, acceptable to Executive, both to the Company and Executive. The Gross-Up Payment, if any, as determined pursuant to this Section 26(b) shall be paid by the Company to Executive within five (5) business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an unqualified opinion that no Excise Tax will be imposed with respect to any such Payment or Payments. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon the Company and Executive subject to the application of Section 26(c).

     (c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon notice (formal or informal) to Executive from any governmental taxing authority that the tax liability of Executive (whether in respect of the then current taxable year of Executive or in respect of any prior taxable year of Executive) may be increased by reason of the imposition of the Excise Tax on a payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments with respect to which Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction, in his tax liability by reason of the Overpayment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the expiration of the statute of limitations with respect to Executive's applicable tax return. If an Underpayment occurs, Executive shall promptly notify the Company and the Company shall pay to Executive at least five (5) business days prior to the date on which the applicable governmental taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment. If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Company to Executive and Executive shall, within ten (10) business days of the occurrence of such Overpayment, pay to the Company the amount of the Overpayment plus interest at the Interest Rate from the date the Gross-Up Payment (to which the Overpayment relates) was paid to Executive.

     27.  Waivers.

     The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

     28.  Section Headings.

     The section headings contained in this Agreement are for reference purpose only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as of the day and year first above written.

                                   CARSON PIRIE SCOTT & CO.


                                   By:
______________________________

(Title)



                                   _________________________________
                                   Stanton J. Bluestone

     Proffitt's executes this Agreement for the purpose of (i) agreeing to be bound by and perform its obligations under this Agreement, and (ii) unconditionally guarantying to Executive, the full and prompt payment and performance of each and every obligation of the Company contained in this Employment Agreement in accordance with the terms hereof. The obligations of Proffitt's as guarantor hereunder shall be absolute and unconditional and shall remain in full force and effect until all payments and obligations owed to Executive are paid and satisfied in full.

                                   PROFFITT'S, INC.

                                   By:
_______________________________
                                                            (Title)